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                                                                      Exhibit 99


[ALTEON LOGO]

                                    Alteon Inc.
                                    170 Williams Drive - Ramsey, NJ 07446
                                    (201) 934-5000 - Fax: (201) 934-8880

FOR IMMEDIATE RELEASE               Contact:  Susan M. Pietropaolo
                                              Director, Corporate Communications
                                              & Investor Relations
                                              201-934-5000
                                              spietropaolo@alteonpharma.com

        ALTEON ENTERS INTO ADDITIONAL AGREEMENT FOR SALE OF COMMON STOCK

    -- Sells an Additional 300,000 Shares, Netting a Total of $9.4 Million --

Ramsey, New Jersey, July 25, 2001 - Alteon Inc. (AMEX: ALT) has agreed to sell an additional 300,000 shares of common stock as part of the offering underwritten by U.S. Bancorp Piper Jaffray announced earlier today. The agreement will bring the total shares sold to 4.5 million and the net proceeds to Alteon after expenses and fees of $9.4 million.

About Alteon

Alteon is a leader in the discovery and development of novel pharmaceuticals for the treatment of pathologies of aging and diabetes, based on reversing or slowing a fundamental pathological process caused by protein-glucose complexes called Advanced Glycosylation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s is an inevitable part of the aging process that leads to a loss of flexibility and function in body tissues, organs and vessels. The company is initially developing therapies for cardiovascular disease in older or diabetic individuals.

Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. These include A.G.E. Crosslink Breakers, A.G.E. Formation Inhibitors and Glucose Lowering Agents. The Company's lead A.G.E. Crosslink Breaker, ALT-711, is being developed for the treatment of cardiovascular disorders. ALT-711 demonstrated positive results in a recent Phase IIa clinical trial and currently is being evaluated in the Phase IIb SAPPHIRE clinical trial focused on isolated systolic hypertension. The compound is also under investigation for end-stage renal disease patients receiving peritoneal dialysis, a patient population that has significant cardiovascular disease. ALT-711 is further serving as a clinical prototype in other conditions where A.G.E. crosslinking is a cause of disease, such as uropathy and diabetic retinopathy. Pimagedine, Alteon's lead A.G.E. Formation Inhibitor, is being evaluated by a veterinary partner for diabetic neuropathy in cats. For more information on Alteon, visit the company's web site at www.alteonpharma.com.

                                      # # #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.